EXHIBIT 10.1

DEBTRESOLVE CUSTOMIZED SOLUTION PROGRAM
LICENSE AGREEMENT

Parties: Debt Resolve, Inc. (“DebtResolve”)		Customer A

Address:	707 Westchester Ave., Suite L-7
White Plains, NY 11604
Attn: General Counsel

Entity Type:	Delaware corporation	National Banking Institution

Effective Date:	March 23, 2007 (the “Effective Date”)

Term:	March 23, 2009 (such period, the “Initial Term”)

DebtResolve and Client are hereby each a “Party” and collectively, the “Parties”.

*     *     *     *     *

WHEREAS, DebtResolve provides proprietary internet-based software tools and technology, utilizing a blind bidding system, based upon patented technology licensed to DebtResolve, for the collection of consumer debts to financial institutions, lenders and holders of consumer debt to assist such persons with the collection of such debts (collectively, the “DebtResolve System”); and

WHEREAS, Client is a financial institution, debt collector or other holder of consumer indebtedness, and desires to license the DebtResolve System described on Exhibit A from DebtResolve for purposes of evaluating its effectiveness, in accordance with the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

DEFINITIONS. The following are the definition of certain capitalized terms used in this Agreement.

“Agreement” means this DebtResolve Customized Solution Program License Agreement.

“End-User” shall mean each of Client’s customer debtors whose Debtor Account Information is provided to DebtResolve by Client and entered into the Customized Solution Database.

“Intellectual Property” means, for any person or entity, patents (including patent applications), know-how, trademarks, trade names, service marks, domain names, trade dress, logos or other identifying indicia, trade secrets, copyrights and copyrighted materials, software, Confidential Information, systems, technology, supplier data and access to any other intellectual property owned or controlled by, or licensed to such person or entity.

SUMMARY OF PROGRAM. DebtResolve shall create a series of Web pages, proprietary to and controlled by DebtResolve, using the DebtResolve System described on Exhibit A prominently branded with the Client’s trademarks and logos, which Client shall provide to DebtResolve in a computer-readable format as specified by DebtResolve (such customized version of the DebtResolve System identified on Exhibit A may be referred to herein as the “Customized Solution”). DebtResolve shall be responsible for hosting the Customized Solution. From time to time as agreed by the Parties, Client shall forward to DebtResolve the Debtor Account Information to facilitate use of the Customized Solution. The Debtor Account Information permits an End-User to access the Customized Solution over the Internet and utilize the Customized Solution to attempt to resolve the account with Client. Client will be solely responsible for establishing settlement parameters (amount, terms, etc.) for all accounts and communicating such parameters to DebtResolve in writing. The Customized Solution shall be enabled to accept payments so that the End-User can make payment in full, or the first payment of an agreed upon payment plan, as part of the agreed upon resolution.

LICENSE TO CUSTOMIZED SOLUTION. For the duration of the Term, provided that the Client is not in material breach of any term or condition of this Agreement, DebtResolve hereby grants to Client, and Client hereby accepts, subject to the terms and conditions of this Agreement, a non-exclusive, non-transferable and nonassignable license, without the right to sublicense, to use the DebtResolve System, in the form of the Customized Solution, while hosted by DebtResolve, and to permit End-Users to access the Customized Solution through the Internet, for use solely in connection with the collection of consumer debts (the “Licensed Field”) within the United States of America and, to the extent agreed to in writing by the Parties, other specifically identified countries (collectively, the “Licensed Territory”). All software used in connection with the Customized Solution shall be hosted by or at the direction of DebtResolve. Accordingly, no physical media containing the software for the Customized Solution shall be provided to Client. Except for such rights expressly granted to Client herein, no license, right, title or interest in or to the DebtResolve System, the Customized Solution or any other Intellectual Property of DebtResolve is granted to Client or any other person or entity, either expressly or by implication, estoppel or otherwise.

PARTIES’ RESPONSIBILITIES

Creation of the Customized Solution. Following the Effective Date, DebtResolve, with the assistance and cooperation of Client, will take the necessary actions to create the Customized Solution and make the same available for access by Client’s customers over the Internet. Client shall provide DebtResolve with digital versions of the Client Trademarks and Client Copyrightable Materials in any format reasonably requested by DebtResolve. The Customized Solution shall include the DebtResolve logo and phrase “Powered by DebtResolve.TM” at appropriate positions as mutually agreed by the Parties. Before the Customized Solution is made available generally to End-Users, DebtResolve shall make the proposed Customized Solution available to Client for review and approval of the use of the Client Trademarks therein, such approval not to be unreasonably withheld or delayed . The date on which Client approves the Customized Solution may be referred to as the “Approval Date.”

Procedures.

From time to time as agreed by the Parties, for each debtor, Client shall provide DebtResolve with the information identified on Exhibit B hereto (such information, collectively, the “Debtor Account Information”), which DebtResolve shall upload into a database accessible through the Customized Solution (the “Customized Solution Database”). An invitation code (the “Invitation Code”), which may be different from the account number, shall be given to each account of an End-User by Client, which Invitation Code shall be established by using an algorithm provided to Client by DebtResolve. Client agrees to provide Debtor Account Information for at least the monthly minimum but not more than the monthly maximum, number of account/months (as set forth in the preamble to this Agreement) during the Term starting with the Approval Date.

Upon transfer of Debtor Account Information to DebtResolve, Client shall take reasonable actions to contact the End-User on each such account to (a) advise End-User of the availability of the Customized Solution tool to resolve the End-User’s account, (b) encourage the End-User to utilize the Customized Solution; and (c) provide each End-User with his or her unique Invitation Code, which will permit the End-User to access the Customized Solution. These contacts shall take the form of regular mailings, billing stuffers, words on an End-User’s account statement or other account correspondence, telephone calls and/or e-mail, as appropriate, all as agreed to by the Parties.

Client agrees to be bound by any settlement within the settlement parameters it provides to DebtResolve, subject to all payments being made in accordance with the terms of such settlement. Client agrees to hold DebtResolve harmless from any and all costs, damages, expenses, and losses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), DebtResolve may incur as a result of, or arising from, claims related to the Customized Solution settling an account within the settlement parameters provided by Client.

Payments from End-Users. Upon reaching a settlement, the Customized Solution will require the End-User to either make payment in full (if that was a condition of the settlement) or make the first payment of the scheduled payments pursuant to the agreed upon settlement. Client may make available to DebtResolve for interface with and use in the Customized Solution, one or more electronic payment methods, which shall enable such payments to be received directly by Client. In no event shall DebtResolve receive or be responsible to collect from End-Users any payments made in satisfaction of a debt. Where the settlement provides for more than one payment, the End-User shall make all such payments through the payment methods made available in the Customized Solution to the extent such payments become due during the Term.

Reports. Client shall have real-time access to the data specified on Exhibit C hereto. Customized reports shall be provided to Client as agreed to in writing by the Parties.

FEES. Client shall pay to DebtResolve the fees (collectively, the “Fees”) identified on, and in accordance with the payment schedule in, Part I of Exhibit D. Client shall be responsible for any and all taxes due, assessments or other charges of any kind that may be imposed on DebtResolve or Client by any governmental taxing authority as a result of the goods or services provided under this Agreement other than any taxes based upon the income of DebtResolve.

TERM AND TERMINATION

6.1 Following the Initial Term (or any extension thereof), the term of this Agreement shall be automatically extended for additional one (1) year periods unless either party provides the other with written notice at least thirty (30) days prior to the end of the then-current term that it does not intend to extend the current term. The Initial Term plus all extensions thereof may be referred to as the “Term.” Notwithstanding anything herein to the contrary, Client shall not provide to DebtResolve, and DebtResolve shall not be required to process, any Debtor Account Information first provided following any notice of an intent not to renew pursuant to this Section 6.1 or a notice to terminate pursuant to Section 6.3.

6.2 Following the expiration of the Initial Term, Client may terminate this Agreement without cause upon thirty (30) calendar days' prior written notice to DebtResolve.

6.3 Termination. Either Party may terminate this Agreement for Cause. “Cause” is (i) a material breach of this Agreement (including any Exhibit), which remains uncured thirty (30) days after the breaching party is given written notice of the breach; and (ii) the prosecution of any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign relating to bankruptcy, insolvency, reorganization or relief with respect to such party, or seeking reorganization, arrangement, adjustment, winding-up liquidation, dissolution, composition or other relief with respect to such party or such party’s debts; or (iii) the making of an assignment or any other arrangement for the general benefit of creditors under any state statute. The parties agree that DebtResolve would be damaged by the early termination of this Agreement, and the amount of such damage is not reasonably susceptible to estimation. Client agrees to pay, as liquidated damages, and not a penalty, in the event that (A) Client terminates this Agreement without Cause prior to the expiration of the Initial Term or (B) DebtResolve terminates this Agreement for Cause, 85% of all monthly fees paid to DebtResolve by Client on a monthly basis over the last three months, or since service started, whichever is shorter multiplied by the number of months remaining in the natural term of this Agreement or remaining in any extension of the natural term. Further, if this Agreement is terminated by DebtResolve for Cause, the liquidated damages set forth in this Section shall also apply. Immediately upon termination or expiration of the Term, (a) Client agrees to: (i) stop using the Customized Solution and any and all related documentation (not including reports provided to Client hereunder) and to return all such documentation to DebtResolve; (ii) return to DebtResolve any other Intellectual Property or Confidential Information of DebtResolve, and (iii) if so requested, certify in writing that it has complied with the foregoing; and (b) DebtResolve agrees to: (i) stop using the Client Trademarks and Client Copyrightable Materials; (ii) return to Client any other Intellectual Property or Confidential Information of Client, and (iii) if so requested, certify in writing that it has complied with the foregoing. Termination or expiration of this Agreement shall not effect Client’s obligation to make payment of all Fees or other costs related to a period prior to the effective date of such termination or expiration or otherwise in accordance with their terms to the extent any Fee obligation may arise following any such termination or expiration.

6.4 Survival of Terms. Terms and conditions which by their nature survive the termination of this Agreement shall survive and continue beyond the term and termination of this Agreement, including, without limitation, Sections 5, 6 and 7 (including Exhibit E).

MISCELLANEOUS

Program Standard Terms and Conditions; Exhibits. The DebtResolve Program Standard Terms and Conditions, a copy of which is attached hereto as Exhibit E, are incorporated herein by reference and shall have the same force and effect as if such provisions were set forth herein in their entirety. Moreover, all Exhibits referenced in this Agreement are incorporated into this Agreement by reference herein and shall have the same force and effect as if the provisions thereof were explicitly included herein.

Notices. Except as otherwise permitted by this Agreement, any notice required by this Agreement will be in writing and sent to the other Party by United States certified mail or by nationally recognized overnight courier service to the addresses of the Parties set forth on the first page of this Agreement or to such other address as a Party may provide in accordance with the provisions of this Section. In addition to the address of Client on page 1 of this Agreement, a copy of all notices shall be sent to Contract Services, xxxxxxxxxxxxxxxxxx. All notices will be deemed given or delivered when actually received.

Headings. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of this Agreement.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

DEBT RESOLVE, INC.		CUSTOMER A

By	By:
Name		Name
Title		Title

EXHIBIT A

DESCRIPTION OF THE DEBTRESOLVE SYSTEM

The DebtResolve System is largely comprised of a software product made available over the Internet that permits holders of consumer debts (“Creditors”) to utilize a patented blind bidding system to facilitate the settlement or other type of resolution of such debts with the debtor. The DebtResolve System is designed in such a manner as to enable the debtor to interact directly with the Creditor in connection with the outstanding debt.

The DebtResolve System permits the Creditor administrator access by which Creditor establishes the settlement parameters to be used by the DebtResolve System. Creditor may establish settlement parameters that are a function of both time and amount. For example, for an outstanding balance of $1,000, Creditor could establish settlement parameters that would accept (i) a lump-sum payment of $500, (ii) three monthly payments of $200 for an aggregate payment of $600, or (iii) six monthly payments of $150 for an aggregate payment of $750. The direct administrator access permits the settlement parameters may be modified at any time directly by Creditor without the knowledge or involvement of DebtResolve. DebtResolve will not establish, and shall not be responsible for establishing, settlement parameters for the Creditor.

When a debtor utilizes the DebtResolve System, following compliance by debtor with required security log-in procedures, the debtor will be provided with his or her outstanding balance. At the Creditor’s discretion, the debtor may be provided the opportunity to dispute the outstanding debt and provide Creditor an explanation for the dispute. If the debtor is provided this opportunity and disputes the debt, his or her ability to continue using the DebtResolve System will terminate, and the dispute notice will be transmitted to Creditor. If the debtor does not dispute the debt (or if this option is not provided), the debtor will have an opportunity to make an offer to settle the debt by specifying a payment amount offered by the debtor and selecting from a schedule of payment options established by Creditor by way of the settlement parameters inputted though Creditor’s administrative access. The DebtResolve System will compare the settlement offer against the settlement parameters established by Creditor.

If the debtor’s offer is within Creditor’s settlement parameters, the debtor will receive an immediate reply that the offer was accepted. The debtor will be able to confirm his or her agreement with the settlement and to enter information to permit processing of the payment amount due at that time. Payments are made by debtors directly to Creditor. DebtResolve does not receive payments from any debtor but may provide access to electronic payment gateways.

If the offer is rejected, the debtor will be provided at least two more opportunities to make a better offer. A final opportunity to make an improved offer may be extended after an unsuccessful third round if the third round offer is close to the settlement parameters set by Creditor. Whether an offer is close enough to invite a fourth offer is among the parameters to be set by Creditor. If still unsuccessful after completion of this process, the debtor will have an opportunity to submit any suggestions or other offers directly to Creditor by email. This information is provided directly to Creditor, and no further screens are presented to the debtor until Creditor has contacted the debtor.

For debts which are not subject to settlement, the DebtResolve system may provide the debtor the opportunity to bring the account current, make partial payments or other options to cure the account, as determined by the Creditor.

EXHIBIT B

DEBTOR ACCOUNT INFORMATION

ACCOUNT TRANSFER
FIELD	REQUIRED	VALUE	MAX LENGTH	DESCRIPTION
invitation_code	REQ	String	16	Generated by customer according to a DR algorithm
product_code	REQ	Num example: 1 = specific card product	3	Represents the product number (customer category). Codes to be determined jointly.
product_account_number	REQ	String	25	The credit card, or account number used to identify the debtor. No blanks.
client_account_number	OPT	String	50	account number in client system, for tracking purposes
ss_number	REQ	String NNN-NN-NNNN	11	The full or partial SS#, includes dashes
status_indicator	OPT	Num	1	1=inactivate this account (client notification to DR)
balance	REQ	Number, implied decimals	10	The current balance
date_last_payment	OPT	YYYY-MM-DD	10	Date debtor last paid
days_past_due	OPT	Num	4	Number of days past due, could be different from days elapsed since last payment. If this field is blank, then use days since last payment.
last_pay_amount	REQ	Number, implied decimals	10	Amount last paid
account_score	OPT	Num	4	formerly FICO score, required if scoring is to be used
cure_amount	OPT	num, implied decimals	10	The dollar amount needed to cure the account and bring it current, required if this is part of the treatment
first_name	REQ	String	25
middle_name	OPT	String	25
last_name	REQ	String	25
address_1	REQ	String	50
address_2	OPT	String	50
city	REQ	String	40
state	REQ	String	2	from standard 2 char codes
zip	REQ	String	20	or other national postal code
country	OPT	String	2	two char identifier, if not supplied assumes US
home_phone	OPT	String	25	Recommended format is xxx-xxx-xxxx
work_phone	OPT	String	25	Recommended format is xxx-xxx-xxxx
mobile_phone	OPT	String	25	Recommended format is xxx-xxx-xxxx
fax_phone	OPT	String	25	Recommended format is xxx-xxx-xxxx
email_address	REQ	String	80
comaker_flag	OPT	Num, 0 or 1	1	1 means co-maker (co-signer)
manual_settlement	OPT	num, 0 or 1	1	Toggle for manual or group settlement 1=true 0=false
settlement_percent	OPT	Num, 0 to 100	3	Floor pct. Acceptable, only used when manual settlement is in effect
floor_amount	OPT	Num, implied decimal	10	Acceptable amount, only used when manual settlement is in effect
manual_max_term	OPT	Num	3	number of months for manual settlement period
discount_amount	OPT	Num, implied decimal	10	preset discount amount, required if a discount amount is to be set

Note: Subject to Change

EXHIBIT C

DATA AVAILABLE FOR REAL-TIME ACCESS

Client shall have the ability to view the following types of data, on a real-time basis, with respect to each account of an End-User within the Customized Solution database, by accessing the Customized Solution over the Internet through a password-protected log-in made available to Client:

➢	Detailed User Activity
▪	customer details
▪	account details
▪	settlement floor & overrides
▪	“cure” options
▪	workflow (time stamped passage through system)
▪	offer history
▪	disputes
▪	qualifying treatment
▪	payment history
▪	notification history
▪	login history

➢	Group/Product Usage Statistics
▪	balances settled
▪	dollars impacted
▪	registered users
▪	accounts invited

➢	Bidding Process Statistics

➢	Payment Summary/Detail Statistics

➢	All Registrations/Logins, Registered Customer Activity by Exception Type

Note: Subject to Change

EXHIBIT D

FEES

Client shall pay to DebtResolve the following Fees, in accordance with the time schedule specified herein. DebtResolve shall be entitled to be reimbursed for any transaction fees, discounts or other third party expenses incurred in processing any payment.

Set-Up Fee:	$7500

Contingency Fee:.

Client shall pay to DebtResolve an amount equal to xxx (x%) of the aggregate amounts paid to Client (prior to any reduction in the amounts paid due to transaction fees, discounts, or other third party expenses incurred in collection of, or processing, the amounts paid) on any account of any End-User who utilized the Customized Solution and satisfied all or any portion of his or her account obligations through the Customized Solution; during a period commencing on the date on which such End-User first registers in the Debt Resolve system and ending sixty (60) days thereafter, or after the final payment of a payment arrangement, whichever is later.

EXHIBIT E

PROGRAM STANDARD TERMS AND CONDITIONS

The following are the Program Standard Terms and Conditions (the “Terms and Conditions”) incorporated into the DebtResolve Customized Solution Program License Agreement (the “Agreement”). By agreeing to the terms of the Agreement, the parties are agreeing to the terms and provisions included herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Regulatory Compliance. DebtResolve acknowledges that Client may be in a regulated industry, or subject to legislative requirements that relate to customer data privacy and information security. To the extent applicable to Client, promptly upon execution of the Agreement, Client shall provide DebtResolve with written instructions detailing Client’s privacy and information security requirements and procedures established for its contractors. DebtResolve agrees to use commercially reasonably efforts to abide by such privacy and information security requirements. Client acknowledges and agrees that DebtResolve has not represented itself to Client as a debt collector nor has DebtResolve offered to perform the services of a debt collector. To the extent Client’s activities may be subject to debt collection or similar laws or regulations, whether state or federal, compliance with such laws or regulations shall be the sole responsibility of Client.

Intellectual Property Protections.

No Right to Own Derivative Works; No Reverse Engineering. Client shall not, nor shall Client permit any third party to, disassemble, reverse engineer, de-compile, alter, or otherwise modify the DebtResolve System or the Customized Solution, including without limitation, the software used in connection with such system. Any derivative works from, or other improvements or enhancements to, the DebtResolve System or the Customized Solution and any other Intellectual Property created, acquired or developed by or for Client that is directly or indirectly derived from the DebtResolve System or the Customized Solution shall be owned exclusively by DebtResolve. Client shall not remove, nor permit any person to remove any copyright, trademark, patent, or other proprietary notices from any portion of the DebtResolve System or Customized Solution, including, without limitation, the software associated therewith. Client shall have no right to receive or use the source code of the software associated with the DebtResolve System or the Customized Solution. Client shall not take any action that is inconsistent with DebtResolve’s ownership of the DebtResolve System and Customized Solution.

Terms of Use. No End-User shall be permitted to utilize or access the Customized Solution until such End-User shall have agreed to Client’s terms of use, as the same may be amended from time to time (the “Terms of Use”). Such Terms of Use will be a click-wrap agreement made available as part of the End-User’s registration to use the Customized Solution.

CLIENT INTELLECTUAL PROPERTY LICENSES

Trademark. Client hereby grants to DebtResolve for the Term of this Agreement a nonexclusive, royalty-free right and license to use, display and reproduce Client’s name, logo, trademarks and service marks (collectively, the “Client Trademarks”), solely for the purpose of effectuating DebtResolve’s duties and obligations under this Agreement, including, without limitation, use in connection with the Customized Solution. All of Client’s rights in and to the Client Trademarks will remain at all times the sole and exclusive property of Client. DebtResolve shall comply with the standards established by Client and provided to DebtResolve in writing with respect to the form of the Client Trademarks, their usage, and the underlying goods and/or services. All use of the Client Trademarks shall inure to the benefit of Client.

Copyright. Client hereby grants to DebtResolve for the Term of this Agreement a nonexclusive, royalty-free right and license to use, display and reproduce all copyrighted and copyrightable materials supplied to DebtResolve by or on behalf of Client, including, without limitation, Client’s web site privacy policy and Terms of Use (such materials, collectively, the “Client Copyrightable Materials”) solely for the purpose of effectuating DebtResolve’s duties and obligations under this Agreement. All of Client’s rights in and to the Client Copyrightable Materials will remain at all times the sole and exclusive property of Client.

Representations and Warranties.

Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (i) it is a corporation, limited liability company, or other entity (as set forth on the first page to the Agreement), duly organized, validly existing and in good standing under the laws of its state of organization (as set forth in the introductory paragraph to the Agreement) (ii) it has full power and authority to enter into this Agreement and to consummate the transactions and perform its obligations contemplated hereby; (iii) the execution, delivery and performance by such Party of this Agreement have been duly authorized by all requisite company action; (iv) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of it, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles; and (v) the execution, delivery and performance of this Agreement by such Party does not constitute or cause a breach of its organizational documents, governing documents, any license or permit, or any other agreement to which it is a party.

Disclaimer of Representations and Warranties. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT AS SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR IN WRITING, ARISING UNDER THE LAWS OF THE UNITED STATES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO VALIDITY, ENFORCEABILITY, NON-INTERRUPTION, ERROR-FREE OPERATION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR THE LIKE WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND THE GOODS AND SERVICES TO BE PROVIDED HEREUNDER.

Infringement.

Defense Against Infringement Claims. . Subject to the penultimate sentence of this paragraph, DebtResolve shall defend and hold harmless Client from and against any infringement claims, demands or actions by a third party relating to the use of the Customized Solution in the Licensed Field and Licensed Territory (“Third Party Infringement Claims”). Client agrees to cooperate with DebtResolve with respect to the foregoing. Client shall have no claim of any kind against DebtResolve based on or arising from DebtResolve’s handling of or decisions concerning any such Third Party Infringement Claim, or any settlement or compromise thereof, and Client hereby irrevocably releases DebtResolve from any such claim. DebtResolve shall have no obligation pursuant to this Section 5 in connection with any claim that arises because of (i) any modification or enhancement to the Customized Solution other than by DebtResolve; (ii) specifications required by Client or materials provided by Client that are included in the Customized Solution (including, without limitation, the Customized Solution Database, Terms of Use, Client Trademarks, Client Copyrightable Materials and privacy policy); (iii) use of the Customized Solution in any way other than as intended and permitted by the Agreement, or (iv) Client’s failure to use a work-around or substitute made available by DebtResolve for the Intellectual Property at issue. In the case of any claim arising by reason identified in the immediately preceding subsections (i), (ii), (iii) or (iv), Client will defend, indemnify and hold DebtResolve harmless from any such claims.

Infringement Remedy. In the event that the Customized Solution is held by a court of competent jurisdiction, pursuant to a final order from which no legal appeal can be taken, to infringe the Intellectual Property rights of a third party in the Licensed Territory, or threatened to so infringe, then DebtResolve shall use commercially reasonable efforts to either (i) procure for Client the right to continue using the Customized Solution; or (ii) replace or modify the Customized Solution to make the same noninfringing. In the event DebtResolve determines it not to be commercially reasonable to either (i) procure for Client the right to continue using the Customized Solution or (ii) replace or modify the Customized Solution to make the same noninfringing, then DebtResolve may terminate the Agreement, which termination shall relieve Client of its obligations to pay Fees following the date of such final order and entitle Client to reimbursement of any Fees previously paid for the period following the date of the final order. This Section 5.2 sets forth Client’s sole and exclusive rights and remedies, and DebtResolve’s sole and exclusive obligations and liability, under this Agreement with respect to any infringement, misappropriation, dilution or other violation of the Intellectual Property rights of any third party.

Record Retention and Inspection. DebtResolve shall retain the records relating to transactions that occur through the Customized Solution (the “Transaction Records”) for the longer of the records retention guidelines of Client that may be in existence from time to time and provided to DebtResolve in writing, or as is required by law (including the Sarbanes-Oxley Act). The parties agree that any such records maintained and produced by DebtResolve under this Agreement will be available, in English, at all times, upon reasonable written notice, for examination and audit by governmental agencies having jurisdiction over Client, and specifically the Office of the Comptroller of the Currency (OCC), The Director of Examinations of any Federal Agency or his or her designated representative will have the right to ask for and to receive directly from DebtResolve any reports, summaries or information contained in or derived from data in the possession of DebtResolve related to Client under 12 USC 1867(c). DebtResolve will notify Client as soon as possible of any formal request by an authorized governmental agency, provided that such notification is permitted under applicable law. At Client's reasonable request, DebtResolve agrees to provide documentation satisfactory to Client of DebtResolve's internal controls and procedures regarding any services provided according to this Agreement, including but not limited to, the DebtResolve System and the Customized Solution.

Indemnification

Indemnification. Subject to Sections 5.2 and 7.3 of these Terms and Conditions, each Party (an “Indemnifying Party”) agrees to defend, indemnify, and hold the other Party, and its respective directors, officers, employees and agents (the “Indemnified Party”), harmless from and against any and all Losses, resulting from, arising out of, or in any way connected with claims due to (i) the material breach by the Indemnifying Party of any of its representations, warranties, covenants or agreements contained herein, or (ii) the negligent acts, omission or, intentionally wrongful or illegal acts or omissions of the Indemnifying Party or any of its dealers, agents, employees or subcontractors. In addition, Client agrees to defend, indemnify, and hold DebtResolve, and its respective directors, officers, employees and agents harmless from and against any and all Losses resulting from claims, arising out of, or in any way connected with, (a) the Client Trademarks, (b) the Client Copyrightable Materials, or (c) compliance by DebtResolve with any specifications required by Client in connection with the Customized Solution or the related services. Notwithstanding anything herein to the contrary, the foregoing indemnification shall not apply to any Losses by Client resulting from, arising out of, or in any way connected with Third Party Infringement Claims.

Procedures. With respect to any third-party claims, it will be an ongoing condition of the foregoing indemnity that the Indemnified Party give the Indemnifying Party prompt written notice of any actual or threatened claim, and provide the Indemnifying Party with all reasonably accessible information regarding such claims in the Indemnified Party’s possession. If the Indemnifying Party fails to undertake and continue such defense, the Indemnified Party will have the right (but not the obligation) to make and continue such defense as it considers appropriate, and the expenses and costs thereof, including but not limited to reasonable attorneys’ fees, out-of-pocket expenses and the costs of an appeal and bond thereof, together with the amounts of any judgment rendered against the Indemnified Party, will be paid by the Indemnifying Party. The Indemnifying Party shall not enter into any settlement of an indemnified claim that does not provide the Indemnified Party with a general release as a condition of settlement without the prior written approval of the Indemnified Party.

Damage Limitations. EXCEPT FOR DAMAGES ARISING PURSUANT TO SECTIONS 7 AND 8 OF THIS EXHIBIT E (INDEMNIFICATION AND CONFIDENTIAL INFORMATION, RESPECTIVELY) UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS EVEN IF INFORMED OF THE POSSIBILITY THEREOF. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE AND APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION, AND OTHER TORTS. NOTWITHSTANDING ANY PROVISIONS IN THIS AGREEMENT TO THE CONTRARY, DEBTRESOLVE'S MAXIMUM LIABILITY UNDER THIS AGREEMENT SHALL BE AN AMOUNT EQUAL TO THE FEES ACTUALLY RECEIVED BY IT DURING THE TERM.

Survival. The indemnification obligations contained in this Section 7 of these Terms and Conditions will survive the termination or expiration of the Agreement for a period of one (1) year after the date of such termination or expiration.

Confidential Information

A.     Definition. Each party (as “Recipient”) may have access to and each party (as “Owner”) may provide to the other party, information that the Owner regards as confidential or proprietary. "Confidential Information" includes information of a commercial, proprietary or technical nature and includes the following, whether now in existence or hereafter created:

(1)
any information of or about Client’s customers of any nature whatsoever, and specifically including , the fact that someone is a customer or prospective customer of Client, all lists of customers, former customers, applicants and prospective customers and all personal or financial information relating to and identified with such persons (“Customer Information”);

(2)	all information marked "confidential" or similarly marked, or information that the Recipient should, in the exercise of reasonable business judgment, recognize as confidential;

(3)
all business, financial or technical information of the Owner and any of the Owner’s vendors (including account numbers, and software licensed from third parties or owned by the Owner or its affiliates);

(4)	the Owner’s marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments and other similar proprietary information and materials;

(5)
all information protected by rights embodied in copyrights, whether registered or unregistered (including all derivative works), patents or pending patent applications, "know how,” trade secrets and any other intellectual property rights of the Owner or Owner’s licensors;

(6)
information with respect to employees of Client which is non-public, confidential, business related, or proprietary in nature, including names of employees, the employees’ positions within Client, the fact that they are employees of Client, contact information for employees, personal employee identification numbers, and any other information released to Licensor regarding employees in the past and in the future; and

(7)	all notes, memoranda, analyses, compilations, studies and other documents, whether prepared by the Owner, the Recipient or others, which contain or otherwise reflect Confidential Information.

B.     Essential Obligation.

(1)
Confidential Information must be held in confidence and disclosed only to those employees or agents whose duties reasonably require access to such information. Recipient must protect the Owner’s Confidential Information using at least the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure or duplication (except as required for backup systems) of such Confidential Information as Recipient uses to protect its own confidential information of a similar nature. Recipient shall establish and maintain data safeguards against the destruction, loss, alteration of or unauthorized access to Owner’s Confidential Information in the possession of Recipient.

(2)
Because Client is a federally-regulated financial institution that must comply with the safeguards for Customer Information contained in the Gramm-Leach-Bliley Act (“GLBA”) and regulations promulgated pursuant to GLBA, Licensor , as an entity that maintains, processes, or otherwise is permitted access to Customer Information, must establish and maintain data security policies and procedures designed to ensure the following:

a) security and confidentiality of Customer Information;

b) protection against anticipated threats or hazards to the security or integrity of Customer Information; and

c) protection against the unauthorized access or use of Customer Information.

(3)
Licensor must permit Client to monitor and/or audit Licensor's compliance with this Section during regular business hours upon not less than 48 hours’ prior written notice to Licensor and provide Client copies of audits and system test results acquired by Licensor in relation to the data security policies and procedures designed to meet the requirements set forth above.

C.     Compelled Disclosure.
If Recipient is required by a court or governmental agency having proper jurisdiction to disclose any Confidential Information, Recipient must promptly provide the Owner notice of such requirement to enable the Owner to seek an appropriate protective order, provided that such notice is permitted by applicable law.

D.     Limited Use of Confidential Information and Survival of Obligations.
Recipient may use the Confidential Information only as necessary for Recipient’s performance under or pursuant to rights granted in this Agreement or a Statement of Work and for no other purpose. Recipient’s limited right to use the Confidential Information expires upon expiration or termination of this Agreement. Recipient’s obligations of confidentiality and non-disclosure survive termination or expiration of this Agreement. Upon expiration of Recipient’s limited right to use the Confidential Information, Recipient must return all physical embodiments to Owner or, with Owner’s permission, Recipient may destroy the Confidential Information.

E.      Disposition of Confidential Information.
Recipient must develop and maintain appropriate security measures for the proper disposal and destruction of Confidential Information. Upon Expiration of Recipient's limited right to use the Confidential Information, Recipient must return all physical embodiments thereof to Owner or, with Owner's permission, Recipient may destroy the Confidential Information. Recipient shall provide written certification to Owner that Recipient has returned, or destroyed, all such Confidential Information in Recipient's possession. Notwithstanding the foregoing, Recipient may retain one archival copy of Confidential Information, which may be used solely to demonstrate compliance with the provisions of this Section.

F.      Disclosure to Third Parties.
If disclosure of Confidential Information to third parties is required or allowed under this Agreement, Recipient must ensure that such third parties have express obligations of confidentiality and non-disclosure substantially similar to Recipient’s obligations under this Agreement. Recipient will be liable for any and all damages arising out of such third parties’ disclosure of Confidential Information.

G.     Exclusions.
The term Confidential Information excludes any portion of such information that Recipient can establish by clear and convincing evidence to have:

(1)	been publicly known without breach of this Agreement;

(2)	been known by Recipient without any obligation of confidentiality, prior to disclosure of such Confidential Information; or

(3)	been received in good faith from a third party source that to Recipient’s reasonable knowledge rightfully disclosed such information; or

(4)	been developed independently by Recipient without reference to the Owner’s Confidential Information.

H.	Remedies.
If Recipient or any of its representatives or agents breaches the covenants set forth in this Agreement, irreparable injury may result to the Owner or third parties entrusting Confidential Information to the Owner. Therefore, the Owner’s remedies at law may be inadequate and the Owner shall be entitled to seek an injunction to restrain any continuing breach. Notwithstanding any limitation on Recipient’s liability, the Owner shall further be entitled any other rights and remedies that it may have at law or in equity.

I.	Intrusions/Disclosures.
If there is any actual or suspected theft of, accidental disclosure of, loss of, or inability to account for any Confidential Information by Recipient or any of its subcontractors (collectively “Disclosure”) and/or any unauthorized intrusions into Recipient’s or any of its subcontractor’s facilities or secure systems (collectively “Intrusion”), Recipient must immediately, i) notify Owner, ii) estimate the Disclosure’s and/or Intrusion’s effect on Owner, iii) specify the corrective action to be taken, iv) investigate and determine if an Intrusion and/or Disclosure has occurred and v) take corrective action to prevent further Disclosure and/or Intrusion. Recipient must, as soon as is reasonably practicable, make a report to Owner including details of the Disclosure (including Customer(s)’ identities and the nature of the information disclosed) and/or Intrusion and the corrective action Recipient has taken to prevent further Disclosure and/or Intrusion. Recipient must, in the case of a Disclosure, cooperate fully with Owner to notify Owner’s Customer(s) as to the facts and circumstances of the Disclosure of the Customer’s particular information (as applicable). Additionally, Recipient must cooperate fully with all government regulatory agencies and law enforcement agencies having jurisdiction and authority for investigating a Disclosure and any known or suspected criminal activity.

J.	PCI Data Security Standard Requirements.

(A)
The provisions set forth in this subsection apply to a Vendor who is a “Service Provider” that either itself, or through a processor, its agent, or subcontractor, stores, processes, handles or transmits cardholder data in any manner. For purposes of this subsection, the term “Cardholder Data” means personally identifiable data about the cardholder (i.e. the plastic card number, card expiration date in combination with the plastic card number, cardholder name in combination with the plastic card number, track data/magnetic stripe, verification numbers CVV2, CVC2, CID, and PIN Block). This term also accounts for other personal insights gathered about the cardholder ‘i.e., addresses, telephone numbers, and so on), assigned by the card issuer that identifies the cardholder’s account or other cardholder personal information. For purposes of this section, a “Service Provider” means any person or entity that maintains, processes, transmits or otherwise is permitted access to Cardholder Data, including through its provision of services to Bank. Customer Information shall include cardholder data and such other customer information as may be defined elsewhere in this Agreement.

(1) Service Provider shall at all times comply with the Payment Card Industry Data Security Standard Requirements (“PCI Data Security Standard Requirements”) for Cardholder Data, as they may be amended from time to time. The current PCI Data Security Standard Requirements are available on the following internet website: www.visa.com/cisp. Service Provider’s failure to comply with PCI Data Security Standard Requirements may result in fines and penalties. Service Provider is fully liable for and shall indemnify, defend and hold Bank harmless from any fines or penalties imposed on Bank due to Service Provider’s lack of compliance with PCI Data Security Standard Requirements.

(2) Cardholder Data may only be used for assisting in completing a card transaction, for fraud control services, for loyalty programs, or as required by applicable law.

(3) If there is a breach or intrusion of, or otherwise unauthorized access to Cardholder Data stored at or for Service Provider, Service Provider shall immediately notify Bank, in the manner required by the PCI Data Security Standard Requirements, and provide Bank and the acquiring financial institution and their respective designees access to Service Provider’s facilities and all pertinent records to conduct an audit of Service Provider’s compliance with the PCI Data Security Standard Requirements. Service Provider shall fully cooperate with any audits of their facilities and records provided for in this paragraph.

(4) Service Provider shall maintain appropriate business continuity procedures and systems to ensure availability and security of Cardholder Data in the event of a disruption, disaster or failure of Service Provider’s primary data systems.

(B)	Service Provider’s and its successors’ and assigns’, compliance with the PCI Data Security Standard Requirements expressly survives termination or expiration of this Agreement.

(C)
Violations of the PCI Data Security Standard Requirements may result in a $50,000 fine for a first violation, $100,000 for a second violation, and a discretionary amount for the third violation. Commission of an egregious violation will be subject violator to a fine of up to $500,000. Please refer to the website listed above for a current list of applicable fines. Service Provider shall indemnify, defend and hold Bank harmless from any fines resulting from Service Provider’s violation of the PCI Data Security Standard Requirements.

(D)	Destruction of Cardholder Data must be completed in accordance with the confidentiality provisions of this Agreement.

9. Right to Audit and Obtain Reports

a. The Bank’s business operations are regularly audited by (i) various government agencies having supervisory and regulatory authority over the Bank (the “Regulatory Authorities”) and (ii) the Bank’s own internal auditors. The Bank is also required to audit its vendors.

b. Supplier must fully cooperate with the Bank’s efforts to meet its regulatory obligations and must comply in a timely manner with the Bank’s reasonable requests for documentation and information. Supplier’s refusal or failure to comply is a material breach of this Agreement. If the Bank reasonably determines that Supplier’s data security, internal controls, or financial stability are inadequate and not susceptible to cure within any reasonable time frame or that an unacceptable risk to the Bank or the Bank’s customer's exists, the Bank may terminate this Agreement by providing written notice to Supplier. The Bank will identify its reasons for such termination in the notice.

c. The following are deemed reasonable requests of the Bank, with which Supplier must comply:

i. Supplier must make its books, records, and operations relating to all products and services provided to the Bank or the Bank's customers available for audit or inspection by the Regulatory Authorities, by the Bank, or by the Bank’s independent auditors with at least 48 hours’ advance written notice from the Bank.

ii. Within five (5) business days of Bank’s written request, Supplier must provide all applicable audit reports, including but not limited to: SAS 70, performance, financial, internal control and security reviews; penetration testing; intrusion detection; and firewall configuration. The foregoing notwithstanding, Supplier is not required to provide reports which the Supplier does not prepare or have prepared in the normal course of Supplier’s business.

iii. If a deficiency is noted or determined in any such audit report, Supplier must also provide to the Bank any and all documentation related to resolution of the audit deficiencies and the corrective actions implemented to prevent recurrence of such deficiency.

d. Supplier must reasonably cooperate with the Bank’s periodic vendor assessments. The Bank is required on an annual or semi-annual basis to perform the following vendor assessments:

i. risk assessments with respect to the providers of goods and services for the Bank's business; and

ii. data security, internal controls and financial stability of those providers commensurate with the level of risk assessed.

e. The terms of this Section shall survive expiration or termination of this Agreement for any reason for at least two (2) years, but in no case less than might be required by law or applicable regulation.

10. Insurance. DebtResolve shall carry the following insurance coverage during the initial and all renewal terms or extensions including any extension of time during which the Agreement remains in force and effect on a month to month or ongoing basis:

(i) Workers' Compensation (statutory limits) and employer's liability ($1,000,000 limits) insurance to the extent required by the laws of the states(s) in which the Services are performed; and

(ii) Fidelity bonding of at least $5,000,000 for claims based upon and damages arising out of or relating to DebtResolve's or its employees' fraudulent or dishonest acts; and

(iii) Errors and Omissions Insurance or comparable coverage of at least $5,000,000 for claims based and damages arising out of or relating to DebtResolve's negligence, malicious act, omissions, errors, or similar malperformance of DebtResolve or its products, naming Client as loss payee; and

(iv) Commercial general liability and property damage insurance with combined bodily injury and property damage limits of at least $3,000,000 combined single limit for bodily injury, death, property damage, including personal injury, contractual liability, independent contractors, broad-form property damage, and products and completed operations coverage, naming Client as an additional insured.

10.2 Certificates of Insurance. DebtResolve shall deliver certificates of insurance and additional insured endorsements for the applicable policies, to Client prior to execution of this Agreement and no less than annually and/or upon Client’s request thereafter. The certificates of insurance shall evidence the coverage types, amounts described above and set forth the amount of all deductibles, and will be endorsed:

(i) in the name of Client, its officers, agents, and employees as additional insured (required for General Liability and Commercial Automobile Liability policies only);

(ii) to provide that each of the policies is primary insurance with respect to any other insurance available to Client as to any claim for which coverage is afforded under the policy; and

(iii) to provide that the policy shall apply separate to each insured against whom a claim is made or suit is brought (required for Commercial General Liability and Automobile Liability only).

10.3 Subcontractors to be insured. DebtResolve shall require all of its subcontractors to carry insurance coverage and limits as agreed to and approved in writing by Client.

10.4 Cancellation or Lapse of Insurance. DebtResolve shall give thirty (30) days prior written notice to Client of cancellation, non renewal, or material change in coverage, scope or amount of any policy. Should DebtResolve fail to keep in effect at all times the insurance coverages required under this Section, Client may, in addition to and cumulative with any other remedies available at law, equity, or hereunder withhold payments to DebtResolve required under this Agreement in an amount sufficient to procure the insurance required herein. If such right to withhold is insufficient, Client may, at its sole option, procure sufficient insurance coverage or a similar instrument, and Licensor agrees to reimburse Client for any and all costs incurred by Client as a result.

10.5 Claims made coverage.
To the extent that any insurance coverage required under this Section is purchased on a “claims-made” basis, such insurance shall cover all prior acts of Licensor during the term of this Agreement, and such insurance shall be continuously maintained until at least three (3) years beyond the expiration or termination of this Agreement, or DebtResolve shall purchase “tail” coverage, effective upon termination of any such policy or such termination or expiration of this Agreement, to provide coverage for at least three (3) years from the occurrence of either such event.

11. USE OF SUBCONTRACTORS. DebtResolve must notify Client in advance in writing of any changes to DebtResolve's significant subcontractors, to the extent that such subcontractors are related to the performance of DebtResolve’s obligations under this Agreement (“Subcontractors”). DebtResolve must not use any Subcontractors that are based outside the United States of America without Client's prior written consent. Absent notification to Client and pre-approval by Client, DebtResolve must not use Subcontractors. Prior to approval, Subcontractors may be required to complete Client's vendor assessment process. Client has the right, in its sole discretion, to reject any of DebtResolve's proposed Subcontractors. If approved, use of Subcontractors is at DebtResolve's sole expense. Notwithstanding Client's approval of subcontractors, DebtResolve is fully responsible and liable for any action(s) or inaction of DebtResolve's Subcontractors and must ensure that all Subcontractors are aware of and comply with the terms and conditions of this Agreement.

12 Hosting. The Customized Solution shall be hosted on secure servers, located behind a firewall, maintained by DebtResolve. DebtResolve agrees to make commercially reasonable efforts to keep the Customized Solution operational 99.99% of the time, 24 hours a day, seven days a week, except for scheduled system maintenance. Client acknowledges and agrees that the Internet and Internet servers are susceptible to terminations and other interruptions and down time that are beyond the control of DebtResolve and for which DebtResolve shall not be liable.

13. Miscellaneous

Assignment. This Agreement will be binding on and will inure to the benefit of the Parties hereto and their respective successors and assigns. This Agreement may not be assigned or otherwise transferred by either Party without the express written consent of the other Party.

Client Link Placement. Client shall place hyperlinks within its website, on pages and locations on pages as agreed by the Parties, to the web pages containing the Customized Solutions, for purposes of encouraging use of, and facilitating access to, the web pages containing the Customized Solution.

Force Majeure. Neither Party hereto shall be liable for loss or damage resulting from any delay or non-performance, or be held to be in breach, nor shall the other Party be entitled to terminate this Agreement, due to any cause or causes beyond its reasonable control, including, without limitation, an act of the other party, malfunctioning or nonfunctioning of equipment, a delay in transportation, acts of God, fire, flood, earthquake, storm, war, sabotage, riot, civil commotion, or because of any law, rule, regulation, order or other action by any public authority.

Entire Agreement; No Waiver. The Agreement contains the entire agreement between the Parties and may not be modified or amended except by a written instrument signed by both Parties. Neither the failure to insist upon strict performance of any of the terms, covenants or conditions of the Agreement, nor the acceptance of monies due hereunder with knowledge of a breach of this Agreement, shall be deemed a waiver of any rights or remedies that either Party may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.

Modification and Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Governing Law. This Agreement will be governed by the laws of the State of New York without regard to its principles of conflicts of laws.

Dispute Resolution; Arbitration. Any dispute between the Parties arising out of or related to this Agreement may upon mutual agreement by the parties be resolved by final and binding arbitration to be conducted within Westchester County, New York, before a single arbitrator in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA” and “Rules of the AAA”). Either Party may commence arbitration. The arbitrator shall be selected by the Members from the AAA panel list in accordance with the appointment Rules of the AAA. Any award of the arbitrator shall be in writing, shall state the reasons for the award (including any findings of fact and conclusions of law), and shall explain the basis for any damages awarded. The United States Arbitration Act, 9 U.S.C. Sections 1 to 14 (as amended), shall govern the interpretation and enforcement of this Section 10.7 of these Terms and Conditions. Judgment upon the arbitration award shall be entered in any court having jurisdiction over (a) the party against whom the judgment was rendered or (b) such party’s property. Notwithstanding the foregoing, either party may seek equitable relief in a court of competent jurisdiction to preserve the status quo until such time as a decision by the arbitrator is rendered.

Export Control Regulations. Client acknowledges and agrees that none of the software or technology underlying the Customized Solution may be downloaded or otherwise exported or re-exported into or to a national or resident of any country to which the United States has embargoed goods or to anyone on the U.S. Treasury Department’s List of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders. Client represents and warrants that it is not located in, under the control of, or a national or resident of any such country or on any such list.

Interpretation. The Parties acknowledge and agree that this Agreement has been freely negotiated and entered into by each Party and that no court should in any manner construe any ambiguity against the draftsman solely by virtue of its role as draftsman. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other.

Independent Parties. The parties acknowledge, confirm and agree that they are independent contractors and this Agreement is not intended to create a joint venture, association, partnership, franchise or other form of business or relationship. Except as expressly provided in this Agreement, neither Party will have, nor hold itself out as having, any right or power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or to act on behalf of the other Party in any capacity or in any manner.

[End of General Terms and Conditions]